Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 9th 2022 (the “Effective Date”) by and between NeurAxis, Inc., a Delaware corporation, (the “Company” or “NeurAxis”) and Thomas J. Carrico, an individual (“Executive”). Each of the Company and Executive may be referred to herein as a “Party” or collectively as the “Parties”).

RECITALS

WHEREAS, the Company has offered Executive and Executive has accepted the position of Chief Regulatory Officer;

WHEREAS, the Parties agree it is in the Company’s best interest that Executive serve as the Company’s Chief Regulatory Officer;

WHEREAS, by virtue of his position with the Company, Executive will gain knowledge of, and access to, certain valuable, confidential, and proprietary business and technical information with respect to the operations, clients, products, and services of the Company;

WHEREAS, the Company desires to protect against unfair competition and the unauthorized disclosure of its valuable, confidential, and proprietary business and technical information; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Employment. The Company shall employ Executive upon the terms and conditions set forth in this Agreement for the period beginning on October 1, 2022 (the “Start Date”) and ending as provided in Section 2 hereof (the “Employment Period”).

2. Term. The Employment Period shall be for two (2) years from the Start Date unless Executive’s employment is terminated earlier in accordance with Sections 5 or 6 of this Agreement (the “Initial Term”). The Initial Term shall automatically be renewed for consecutive one (1) year terms at the end of the Initial Term and every one (1) year term thereafter unless either Party sends notice to the other Party, not more than one hundred eighty (180) days and not less than ninety (90) days before the end of the then existing term of employment, of such Party’s desire to terminate the Agreement at the end of the then existing term (an “Expiration”), in which case this Agreement will terminate at the end of the then existing term unless the Parties agree in writing to an earlier termination date in accordance with the terms herein. For the avoidance of doubt, Expiration does not necessarily mean Executive’s employment terminates, and in the event of Expiration without employment termination, Executive will not be entitled to payments and benefits set forth in Section 5(b) of this Agreement. For purposes of clarity, any employment termination event prior to Expiration is governed by this Agreement.

3. Position and Duties.

(a)	During his employment, Executive shall serve as Chief Regulatory Officer of the Company and shall have the normal and reasonable duties, responsibilities and authority commensurate with such position as determined by the Company’s Board of Directors (the “Board”) or any officer or committee duly authorized by the Board.

(b)	Executive shall report to the Board and any officer or committee to which the Board delegates oversight responsibility for Executive’s position. Executive shall devote Executive’s reasonable best efforts and Executive’s full business time and attention to the business and affairs of the Company. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a reasonably diligent, trustworthy, businesslike, and efficient manner. Notwithstanding the foregoing, Executive may manage personal and family investments, engage in community, charitable, professional and educational activities, and, with the prior written consent of the Board, serve on the board of directors (or comparable governing body), and any board committees, of for-profit businesses that do not compete with the Company, provided that such activities do not interfere with the performance of Executive’s duties for the Company.

4. Compensation and Benefits.

(a)	Base Salary. Executive’s annualized base salary shall be $275,000 (the “Base Salary”), which shall be payable in accordance with the Company’s general payroll practices, including those related to taxes and withholdings.

(b)	Intentionally Omitted.

(c)	Discretionary Adjustments to Annual Compensation. The Board or any committee duly authorized by the Board shall perform an annual review of the compensation provided to the Chief Regulatory Officers of other medical device companies and shall consider upward adjustments or enhancements to Executive’s compensation, including additional adjustments to the Base Salary and Bonuses (as hereinafter defined), based on the findings of the annual review, the performance of the Company, the performance of the Executive, or any other factor. The Board shall retain sole discretion to determine if Executive’s annual compensation shall be increased. As used in this Agreement, “Bonus” shall mean any form of non-severance compensation that is service and performance-based, and that the Company provides or awards to Executive that is not included in the definition of Base Salary, and would not be deemed “wages” or “base pay” under applicable state law, or that is not provided or awarded pursuant to Sections 4(f)–(g) herein.

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(d)	Special One-Time Incentive Payment. To reward past service, and incentivize Executive to remain with the Company for future service, a special one-time incentive payment of $141,243.17 shall be paid promptly in a single lump sum to Executive within two and one-half months after the later of the Start Date or the Effective Date, and such special one-time incentive payment will be subject to taxes and withholdings.

(e)	Benefits. Executive shall be provided the opportunity to participate in any employee benefit plan the Company makes available to any other officer, director, or employee of the Company, including but not limited to health insurance, 401(k) plans, and life insurance, subject to the terms of those plans as in effect from time to time. In no event does this Agreement require the Company to maintain any particular employee benefit plan, and in no event will Executive be entitled to participate in any severance or separation pay plan, program, policy, or arrangement of the Company, as in effect from time to time, as this Agreement contains all the terms governing Executive’s separation from the Company as well as any compensation or benefit due to Executive as a result of any such separation; provided, however, that if Executive remains employed by the Company after Expiration of this Agreement, and if a subsequent agreement is not entered into by the Company or any affiliate and Executive, then subject to the terms of any severance or separation pay plan or policy, Executive may participate in such plan or policy on employment termination.

(f)	D & O Insurance. The Company shall secure and pay all premiums and other expenses associated with a directors and officers liability policy for Executive’s benefit in an amount the Company reasonably deems sufficient considering, among other things, the Company’s size and industry and Executive’s duties.

(g)	Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement, the Company’s Bylaws, or at the direction or with the approval of the Board, provided such expenses are consistent with any written policy the Company put into effect prior to Executive incurring the expense(s). The Company shall also reimburse Executive for (i) reasonable home office expenses including without limitation the purchase and maintenance of a home computer with linkup facilities to the Company, a home facsimile, printer, scanner, telephone, laptop computer, and mobile phone, together with any charges to setup, install, maintain, or use any of the foregoing; and (ii) Medicare, Medicare Supplement and prescription drug coverage insurance premiums (which will be subject to taxes and applicable withholdings).

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(h)	Special Deferred Bonus.

(i)	Subject to the terms and conditions set forth in this Section 4(h), Executive shall be entitled to payment of a special deferred bonus (the “Deferred Bonus”) in an amount equal to (i) the aggregate of the strike price or exercise price of all Stock Options, as defined hereinafter (the “Aggregate Strike Price”) plus (ii) a tax gross-up payment on the Aggregate Strike Price reasonably calculated by the Company at the highest marginal rates so that after payment of all ordinary income taxes on such Aggregate Strike Price, there remains an amount sufficient to pay such ordinary income taxes (the “Gross-Up Payment”). “Stock Options” as used in this Agreement shall mean the 612,472 unexercised options to purchase stock or shares of the Company or its predecessors-in-interest held by Executive as of the Effective Date.

(ii)	Subject to Section 4(h)(iii) herein, the Deferred Bonus shall be paid in substantially equal twenty percent (20%) installments (collectively, the “Annual Deferred Bonus Payments” and each an “Annual Deferred Bonus Payment”) on January 2nd (or if such date falls on a weekend day or holiday, then on the last business day of the year) on each of 2024, 2025, 2026, 2027, and 2028 (collectively, the “Scheduled Payment Dates” and each a “Scheduled Payment Date”) subject to withholding for taxes and other applicable deductions.

(iii)	As a condition of the payment of each Annual Deferred Bonus Payment, Executive must, on or before the Scheduled Payment Date, exercise at least 122,494 of the Stock Options. For each Stock Option exercise during the years of Stock Option exercise set forth above, the corresponding Annual Deferred Bonus Payment, payable net of taxes withheld and applicable deductions, shall be used to offset the total strike price of the exercised Stock Options (if payment of the Annual Deferred Bonus Payment and exercise of the Stock Option are in the same year), which shall comprise payment of the applicable Annual Deferred Bonus Payment as compensation to Executive for the year of Stock Option exercise. Since the Stock Options are non-qualified stock options, on exercise, Executive understands that he will be liable for any taxes that may result should the fair market value exceed the strike price of the underlying stock at the time of exercise and accordingly, Executive will make arrangements for such tax liability to be paid, whether through the cash out of sufficient shares, withholding of other compensation due to him from the Company, or otherwise.

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(iv)	If Executive is terminated without Cause or he terminates his employment for any reason, (including in any event death or Disability), the remaining unpaid balance of the Deferred Bonus shall be paid to Executive or Executive’s representatives or beneficiaries, as applicable, in substantially equal installments on the remaining Scheduled Payment Dates, provided he exercises his vested Stock Options as scheduled prior to the Scheduled Payment Dates, and provided further that such exercise will not be permitted after expiration of the applicable Stock Option, and upon such expiration, any corresponding Deferred Bonus payment will be forfeited. If Executive’s employment is terminated by the Company for Cause, then he will forfeit the balance of his Deferred Bonus that remains unpaid, whether or not vested.

(v)	On a “Change in Control” (as defined below), Executive will fully vest in the unvested portion of his Deferred Bonus, and the remaining unpaid balance of the Deferred Bonus will be paid to Executive in a single lump sum within thirty (30) calendar days after a Change in Control, subject to withholding for taxes and applicable deductions. For purposes of this Agreement, “Change in Control” means the consummation of a transaction that constitutes a “change in the ownership” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii), respectively.

(i)	Vacation. Executive shall receive 20 days of paid time off (“PTO”) per calendar year. Executive shall have sole discretion over when he uses any accrued PTO, provided Executive either provides reasonable advance notice of his absence or otherwise takes steps Executive believes are appropriate to ensure his absence does not materially and detrimentally impact Company operations or deprive the Company of opportunities of which Executive is aware. Should Executive accrue but not use some or all PTO during a calendar year, such PTO shall carry forward if permitted in accordance with the Company’s PTO policy. If under the Company’s PTO policy, accrued and unused PTO is paid to terminated employees, Executive’s accrued and unused PTO payout will be at a rate of 1/260 of Executive’s Base Salary at the time of termination.

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5. Termination of Employment.

(a)	Termination by the Company For Cause. Executive’s employment with the Company may be terminated at any time by the Company for Cause (as defined herein). Upon such termination for Cause, the Company will only pay to Executive: (i) any unpaid Base Salary that has been earned at the time of such termination; (ii) reimbursement of any expenses properly incurred prior to the Executive’s termination date; and (iii) accrued and unused PTO, if any, in accordance with the Company’s PTO policy in effect on Executive’s termination date (collectively, the “Accrued Compensation”). The Parties agree and acknowledge that if Executive is terminated for Cause, he will not be entitled to or owed any other compensation or benefits not listed in this Section 5(a) under this Agreement or otherwise. For purposes of this Agreement, “Cause” means Executive’s:

(i)	conviction for a crime involving violence, fraud, dishonesty, or financial impropriety;

(ii)	willful engagement in misconduct or malfeasance in connection with Executive’s employment with the Company;

(iii)	willful failure to abide by a reasonable and express direction of the Board (which is not reasonably cured);

(iv)	willful commission of a material breach of this Agreement (which is not reasonably cured); or

(v)	intentional misrepresentation or concealment of a material fact to the Company or the Company’s legal counsel, independent certified public accountants, or financial advisors, or to the public in any press release, public interview, or filing with any governmental agency.

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Should the Parties disagree as to the Company’s decision to terminate Executive’s employment For Cause under this Section 5(a), Executive shall have the right to submit the dispute to binding arbitration within sixty (60) days of the termination date by serving a notice of arbitration on the Company. Such arbitration shall be conducted in Marion County, Indiana in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect at the time of such dispute. If and when Executive serves on the Company a notice to initiate arbitration, the arbitration shall become mandatory and binding on the Parties. Nothing in this Section 5(a) prejudices the Parties rights to seek judicial relief or to submit to arbitration or mediation should Executive decline or fail initiate arbitration within sixty (60) days of the termination date, nor does it affect or prejudice the Parties rights arising out of or under any other part of this Agreement.

(b)	Termination by the Company Without Cause. Executive’s employment may also be terminated without Cause by the Company at any time. Upon Executive’s termination without Cause by the Company, the Company shall:

(i)	Pay Executive the Accrued Compensation (as defined in Section 5(a) herein); and

(ii)	Pay a “Severance Payment” (as defined hereinafter in this Section 5(b)).

The amount of the “Severance Payment” shall be determined as follows:

(iii)	If termination occurs during the Initial Term, the Company shall provide Executive with severance compensation in the form of salary continuation at Executive’s Base Salary as of the termination date and ending the later of (i) six (6) months or (ii) on the expiration date of the Initial Term. The Company shall pay all amounts due under this Section 5(b)(iii) during the applicable severance period in accordance with the Company’s customary payroll practices;

(iv)	If termination occurs after the Initial Term, the Severance Payment shall be the amount equal to one half (1/2) of Executive’s Base Salary as of the termination date. The Company shall pay all amounts due under this Section 5(b)(iv) in substantially equal monthly installments over the course of six (6) months following the termination date;

(v)	If termination occurs during the Initial Term, reimbursement of Executive’s Medicare, Medicare Supplement and prescription drug coverage insurance premiums (which will be subject to taxes and applicable withholdings) for continuation of health coverage for eighteen (18) months post termination subject to Section 5(d) of this Agreement and Section 409A of the Internal Revenue Code (“Section 409A”);

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(vi)	Payment of the unpaid balance of the Deferred Bonus in accordance with Section 4(h)(iv) above; and

(vii)	The Severance Payment will be subject to withholding for taxes and other applicable deductions.

The Parties agree and acknowledge that Executive will not be entitled to or owed any other compensation or benefits not listed in this Section 5(b) under this Agreement or otherwise if he is terminated without Cause, or, as set forth below, if he terminates for Good Reason.

(c)	Voluntary Termination by Executive or a termination for Good Reason.

(i)	Executive may terminate his employment at any time without Good Reason, as hereinafter defined, upon not less than thirty (30) days’ prior written notice to the Company; provided, that the Company may accelerate the Executive’s employment termination date to the date on which the Executive gives the Company notice of termination or on any date between such dates, and such termination shall not be deemed a termination without Cause by the Company or a termination for Good Reason by Executive. In the event of termination by Executive without Good Reason pursuant to this Section 5(c), the Executive shall be paid the Accrued Compensation, and payment of the unpaid balance of the Deferred Bonus in accordance with Section 4(h)(iv) above and the Parties agree and acknowledge that Executive will not be entitled to or owed any other compensation over and above such amounts under this Agreement or otherwise. If Executive terminates his employment for Good Reason (defined herein), he shall receive the same benefits and payments to which he would be entitled upon termination of his employment by the Company without Cause under Section 5(b).

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(ii)	For purposes of this Agreement, Executive shall have “Good Reason” to voluntarily terminate his employment with the Company if, without Executive’s express prior written consent, the Company materially (a) reduces Executive’s Base Salary, unless such reduction is pari passu with reductions made to the compensation of all other Company executives; or (b) diminishes Executive’s title, duties, or responsibilities; provided, however, that if any of the conditions in the foregoing clauses (a) or (b) exists, the Executive must provide notice to the Company no more than ninety (90) calendar days following the initial existence of the condition and his intention to terminate his employment for Good Reason. Upon such notice, the Company shall have a period of thirty (30) calendar days during which it may remedy the condition.

(d)	General Release and Commencement of Payments. All amounts payable pursuant to this Section 5 (other than the Accrued Compensation) shall be conditioned upon the execution by Executive of a severance agreement that will include a general release of claims against the Company and its representatives as well as other obligations, provided the Company delivers such severance agreement to Executive within a reasonable time following termination. This severance agreement must be executed by Executive and delivered to the Company and become effective and non-revocable within sixty (60) calendar days following the date of termination. The payments set forth in Section 5(b) or 5(c), as applicable, shall commence on the first payroll date following the date that is sixty (60) calendar days following the date of termination, at which time Executive will receive a payment in an amount equal to the cumulative amount to which Executive would otherwise have been entitled had such payments commenced immediately following his date of employment termination.

6. Death or Disability. If Executive’s employment is terminated as a result of death or Disability, Executive or Executive’s representatives or beneficiaries, as applicable, shall be entitled to receive the Accrued Compensation and payment of the unpaid balance of the Deferred Bonus in accordance with Section 4(h)(iv) above. The Executive shall also be entitled to any extended continuation of coverage of health insurance under applicable law, and conversion rights of group life insurance benefits if provided by the group life insurance plan, if any, in which he participates. For purposes of this Agreement, “Disability” means if Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. In connection therewith, Executive hereby agrees that it is job-related and consistent with business necessity that he submit to any medical examination or examinations as may be reasonably requested by the Company for the purposes of determining the existence or absence of a Disability. The Parties agree that the definition if Disability herein shall only apply to payment of non-qualified deferred compensation and shall not be construed as a determination as to whether Executive is disabled within the meaning of the Americans with Disabilities Act (“ADA”), nor shall it be construed to mean that medical leave of absence for any period of time would be a reasonable accommodation under the ADA. The determination as to whether Executive is disabled under the ADA and what accommodations would be reasonable will be based on the particular facts and circumstances at the time of the disability event.

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7. Confidential Information. As used herein, the term “Confidential Information” shall mean all information concerning the Company’s (and its related entities’ and affiliates) products, processes, services, customers, marketing strategy and business plans that Company disclosed to Executive or known by Executive solely by way of Executive’s employment with the Company and that is not known in the Company’s trade or industry. To the extent Confidential Information is disclosed in a public or non-confidential context other than as a result of Executive’s intentional acts or omissions, such information is no longer protected as Confidential Information under this Agreement. Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own account any Confidential Information without the prior written consent of the Company or the Board. Upon the termination of executive’s employment with the Company or at any other time as the Company may request, Executive shall deliver to the Company , all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) containing any Confidential Information that Executive then possesses or that are under Executive’s control. In the performance of his duties, the Executive will have access to confidential or proprietary information with respect to third parties which is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes (the “Third-Party Information”). Except in the performance of his duties to the Company and/or its affiliates, the Executive shall not, during the Initial Term nor any time thereafter, directly or indirectly for any reason whatsoever, knowingly and intentionally disclose or use any such Third-Party Information without the Company’s prior written consent.

8. Non-Solicitation of Employees and Other Representatives. During Executive’s employment and for twenty-four (24) months after his separation from that employment for any reason, Executive will not, directly or indirectly encourage, solicit, induce (or attempt to encourage, solicit or induce) any employee or agent of the Company that was employed (or otherwise engaged) at the time of Executive’s separation, who: (a) has access to, or possesses, Confidential Information, trade secrets, or other knowledge regarding the Company that could give a Competitor an unfair advantage, or (b) within the preceding two year period, has serviced or established goodwill with the Executive’s clients or clients or acquired non-public information about those clients or clients, or (c) was someone Executive had worked with, or supervised in his last two years of employment, to terminate their employment or contractual relationship with the Company (or devote less than full time efforts to the Company’s business). Further, Executive agrees that he will not directly or indirectly hire or attempt to hire any individual described in this Section 8 for any competitive position, or other position, with any competitor.

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9. Non-Interference. During the term of his employment with the Company and for twenty-four (24) months thereafter, Executive will not request or advise any client of the Company or any person or entity having business dealings with the Company, to withdraw, curtail, or cease such business with the Company.

10. Non-Solicitation of Clients.

(a)	During Executive’s employment by the Company, Executive shall not, directly or indirectly, have any ownership interest in, work for, advise, manage, act as an agent or consultant for, or have any business connection or business or employment relationship with any entity or person which competes with Company.

In consideration of employment by Company, and in further consideration of the technical training and support services provided by the Company, and the technical, trade secret, and confidential information disclosed by the Company, Executive agrees that for a period of twenty-four (24) months after his separation from employment with Company for any reason, Executive will not, in a “Competitive Capacity” (as defined below) directly or indirectly, for Executive or for another person, proprietorship, partnership, corporation, or trust, or any other entity, as an individual or as an owner, employee, agent, officer, director, trustee, or in any other capacity:

(i)	Solicit, divert (or attempt to solicit or divert) or accept Competitive Business from any existing client of the Company;

(ii)	Solicit, divert (or attempt to solicit or divert) or accept Competitive Business from any existing client of the Company with whom Executive has had contact (either directly or indirectly) or over which he has had responsibility at any time in the one (1) year preceding his separation;

(iii)	Solicit, divert (or attempt to solicit or divert) or accept Competitive Business from any existing client of the Company about whom Executive has obtained Confidential Information or trade secrets;

(iv)	Solicit or divert (or attempt to solicit or divert) or accept Competitive Business from any identified prospective client of the Company;

(v)	Solicit or divert (or attempt to solicit or divert) or accept Competitive Business from any identified prospective client of the Company with whom Executive had contact (either directly or indirectly) or over which he had responsibility at any time in the one (1) year period preceding his/her separation; or

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(vi)	Solicit or divert (or attempt to solicit or divert) or accept “Competitive Business” from any identified prospective client of the Company about whom Executive obtained Confidential Information.

(b)	Competitive Capacity. For purposes of this Agreement, the term “Competitive Capacity” shall mean: (i) performing tasks or duties similar to those Executive performed in his last year of employment at the Company for a Competitor of the Company; (ii) managing/supervising those who, for a Competitor of the Company, perform tasks or duties similar to those which Executive performed in his last year of employment at the Company; or (iii) performing, on behalf of a Competitor of the Company, tasks or duties in which Executive would utilize any Confidential Information or trade secrets that he learned in the course of his relationship with the Company.

(c)	Competitor. For purposes of this Agreement, the term “Competitor” shall mean those entities which are in the same industry as the Company, and which provide products or services that are similar to those provided by the Company during the one (1) year period preceding Executive’s separation from employment.

(d)	Competitive Business. For purposes if this Agreement, the term “Competitive Business” shall mean the marketing, sale or provision of products or services that directly compete against the products or services: (a) with which Executive was involved during his last year of employment with the Company; or (b) which the Company is developing, producing, marketing, selling or servicing (or plans to develop, produce, market, sell or service) and about which Executive gained any Confidential Information or trade secrets in the course of his employment with the Company.

11. Limited Noncompetition Provisions.

(a)	During his employment by the Company, Executive shall not, directly or indirectly, have any ownership interest in, work for, advise, manage, act as an agent or consultant for, or have any business connection or business or employment relationship with any entity or person which competes with the Company.

(b)	Moreover, for a period of twenty-four (24) months after his separation from the Company for any reason, Executive shall not:

(i)	In or from the United States;

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(ii)	In or from any state in which the Company provides products or services;

(iii)	in or from the geographic area in which the Company conducts business; or

(iv)	in or from the geographic area in which he performed services on behalf of the Company or for which he was assigned responsibility, at any time within one (1) year preceding his separation;

directly or indirectly and in a competitive capacity own, manage, finance, operate, control or participate in ownership, management, or operation of, act as an agent, consultant, or be employed with, any business engaged in the design, manufacture, marketing, sale or servicing of any service or product:

●	with which Executive was involved during his last year of employment with the Company; or

●	which the Company is developing, producing, marketing, selling or servicing (or plans to develop, produce, market, sale or service) and about which Executive gained any Confidential Information in the course of his employment with the Company.

(c)	Executive further agrees that for a period of twenty-four (24) months after his separation from the Company for any reason, he shall not directly or indirectly assist in the research and development of products where such research and development would be aided by any Confidential Information that he learned in the course of his relationship with the Company.

12. Enforcement. If, at any time of enforcement of Sections 7, 8, 9, 10, and 11 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope. Because Executive’s services are unique and Executive has access to Confidential Information and because of the burdensome effect of the restrictive covenants herein on Executive’s right and ability to find employment outside the Company, among other things, the Parties agree that money damages may be an inadequate remedy for any breach of this Agreement and, therefore, in the event of a breach or threatened breach of this Agreement, the enforcing Party or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security). The Parties further acknowledge and understand that the prevailing Party in any action to enforce the terms of this Agreement is entitled to recover its costs, expenses and attorneys’ fees incurred in connection with such enforcement.

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13. No Defense for Alleged Breach. The confidentiality, non-solicitation, and limited non-competition provisions of this Agreement shall be construed as independent of any other provision of this Agreement and shall survive the termination or Expiration of this Agreement. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Section 7 of this Agreement.

14. Executive’s Representations and Warranties. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement, or confidentiality agreement with any other person or entity that would be inconsistent with or breached by the execution or performance of this Agreement by Executive; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive agrees and acknowledges that if the Company determines that he has not met the representations in this Section and/or has breached any such agreement or obligation to another person or entity outlined in this Section, it will be deemed a breach of this Agreement.

15. Company’s Representations and Warranties. The Company hereby represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound; (ii) the Company is a duly organized and existing corporation under the laws of the State of Delaware; (iv) the Company has secured all the necessary permissions and approvals to enter into and execute this Agreement and be bound by its terms; (v) the Company has had the opportunity to have this Agreement reviewed by a counsel of its choosing; and (vi) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms. The Company agrees and acknowledges that if Executive determines that the Company has not met the representations in this Section and/or has breached any such agreement or obligation to another person or entity outlined in this Section, it will be deemed a breach of this Agreement by the Company.

16. Assignability. The Parties agree and understand that this Agreement is personal in nature and as such neither Party may not assign this Agreement without the other Party’s prior written consent.

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17. Survival. Sections 7 through 25 shall survive and continue in full force in accordance with their terms notwithstanding any termination of Executive’s employment or Expiration of this Agreement.

18. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered by nationally recognized overnight courier service, or mailed by certified mail, return receipt requested, to the recipient at the address indicated below.

If to Executive:	Thomas J. Carrico
1457 W 161st St
Westfield, IN 46074

If to the Company:	NeurAxis, Inc.
829 South Adams Street
PO Box 397
Versailles, IN 47042

or such other address or to the attention of such person as the recipient Party shall leave specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

19. Severability. The Parties expressly agree that the terms of this Agreement, including but not limited to Sections 1-11, are reasonable, enforceable, and necessary to protect the Parties’ interests. In the unlikely event, however, that a court determines that any of the terms, provisions, or covenants contained in this Agreement are not enforceable, the court may limit the application of such term, provision, or covenant, or modify any such term, provision, or covenant and proceed to enforce the Agreement as so limited or modified, with the remaining provisions remaining in full force and effect. The Parties further agree that if any provision is susceptible of two or more constructions, one of which would render the provision unenforceable, then the provision shall be construed to have the meaning that renders it enforceable.

20. Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

21. Counterparts. This Agreement may be executed by facsimile or e-mailed signature pages (including via PDF) in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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22. Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to any choice or conflicts of laws, provisions, or rules that would require the applicable laws of any other jurisdiction. Subject to the limited exceptions defined in Section 5(a) herein, any action seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of the State of Indiana located in Marion County, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Indiana, and each of the Parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action and waives any objection to venue laid therein.

23. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effort or enforceability of this Agreement.

24. Golden Parachute Excise Tax.

(a)	Calculation of After-Tax Amounts. To the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) would be subject to the excise tax imposed by Code Section 4999, then the Payments shall be payable either (1) in full, or (2) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Code Section 4999; whichever of the foregoing amounts, taking into account the applicable federal, state and local income and other taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of payments and benefits under this Agreement and otherwise, notwithstanding that all or some portion of such payments and benefits may be taxable under Code Section 4999 (the “Greater Payment”); provided, however, that if the Greater Payment is calculated to be payment in full under clause (1), in order to be paid in full to Executive, it must exceed the reduced payment under clause (2) of this paragraph by at least twenty percent (20%), and if it does not so exceed the reduced payment described in clause (2) by at least twenty percent (20%), then the reduced payment of clause (2) that will not trigger the excise tax under Code Section 4999 will apply and be paid to Executive even though clause (1) provides the Greater Payment.

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(b)	Accounting Firm. Any determination required under this Section 24 shall be made by an independent public accounting firm (the “Accounting Firm”) jointly selected by the Company and Executive, and paid for by the Company. The Accounting Firm shall be a nationally recognized United States public accounting firm that has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. The determination of the Accounting Firm shall be conclusive and binding upon Executive and the Company for all purposes.

(c)	Shareholder Approval Exemption. If any Payments would be reduced pursuant to clause (2) of Section 24(a) above, but would not be so reduced if the shareholder approval requirements (if applicable) of Code Section 280G(b)(5) were satisfied, the Company shall use its reasonable best efforts to cause such Payments to be submitted for such approval prior to the event giving rise to such Payments.

25. Notice of Immunity. The law provides that: (i) no person shall be held liable under trade secret law for disclosing a trade secret in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or in a filing in a lawsuit or other proceeding, if such filing is made under seal; and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use it in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose it, except pursuant to court order. To the extent Executive suspects a violation of the law, the Executive should report his suspicion to the Board. Nothing in this Section shall be interpreted to prevent Executive from claiming immunity in connection with the disclosure of a trade secret, Confidential Information, or other protected information made under the good faith belief that such disclosure is permitted under applicable law, including any whistleblower or similar laws, notwithstanding the provisions of this Agreement to the contrary.

26. Section 409A.

(a)	It is the Parties’ intent, that if possible, the payments and benefits provided under this Agreement shall be exempt from the requirements of Section 409A including without limitation, exemptions pursuant to the short term deferral exception to Section 409A or the separation pay exceptions to Section 409A.

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(a)	Notwithstanding anything herein to the contrary, if Executive is a “specified employee” as of the date of termination as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits not otherwise exempt from 409A and otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then such payments or benefits shall commence to be made on the second regularly scheduled payroll date following the six-month anniversary of the termination date (or the earliest date as is permitted under Section 409A of the Code) (the “Delayed Commencement Date”) and to the extent the Company has agreed to pay any part of the benefits, such as COBRA premiums, Executive shall pay the cost of such benefits until the Delayed Commencement Date. Any installment payments that are delayed pursuant to the preceding sentence shall be accumulated and paid in a lump sum on the Delayed Commencement Date, and the remaining installment payments shall be paid in accordance with the schedules provided under this Agreement or otherwise, as applicable. All delayed installment payments shall accrue interest at a rate of 3% per annum running from the date such payments would have been made had they not been delayed.

(b)	Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. The amount of such expenses eligible for payment or reimbursement in any year will not affect the amount of such expenses eligible for payment or reimbursement in any other year. No benefit or payment will be exchanged or liquidated for another benefit or payment. This paragraph shall only apply to benefits and reimbursements that would result in taxable compensation income to Executive.

(c)	The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. The Company nor any affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive (or any other individual claiming a benefit through the Executive) as a result of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:	/s/ Brian Carrico

By:	Brian Carrico
President & CEO
NeurAxis, Inc.

EXECUTIVE:	/s/ Thomas J. Carrico

By:	Thomas J. Carrico

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